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Exhibit 5 and
Exhibit 23.1


July 16, 2004



First Citizens Banc Corp
100 East Water Street
Sandusky, Ohio 44870



Ladies and Gentlemen:

         Reference is made to the Registration Statement on Form S-4 ("Registration Statement") to be filed by First Citizens Banc Corp ("First Citizens") in connection with the issuance of up to 786,000 of its common shares, no par value (the "First Citizens Common Shares"), upon the terms and conditions set forth in the Agreement and Plan of Merger dated as of March 3, 2004 by and between First Citizens and FNB Financial Corporation ("FNB") (the "Merger Agreement"), relating to the merger of FNB with and into First Citizens. We have examined such documents and matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

      Based upon the foregoing, we are of the opinion that the First Citizens Common Shares, when issued by First Citizens as contemplated in the Merger Agreement and the Registration Statement, will be legally issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our firm under the caption "Legal Opinions" in the prospectus/proxy statement contained therein.

                                          Respectfully submitted,


                                          /s/ Squire, Sanders & Dempsey L.L.P.
                                          -------------------------------------
                                          SQUIRE, SANDERS & DEMPSEY L.L.P.